A/C No [redacted]
Statement Date 18-Nov-21

CHRISTIE'S

Mailing Address	**Account Address**
Masterworks Gallery, LLC as agent for Masterworks Cayman SPC on behalf of its 095 Segregated Portfolio 225 Liberty Street 29th Floor New York NY 10281 United States	Masterworks Gallery, LLC as agent for Masterworks Cayman SPC on behalf of its 095 Segregated Portfolio 225 Liberty Street 29th Floor New York NY 10281 United States

THIRD PARTY STATEMENT

Site	Currency	Sale Date	Sale No	Lot No	Description	Successful Purchaser	Hammer Price	Buyer's Premium	Bid Amount
New York	USD	11-Nov-21	20180	79C	Kazuo Shiraga Chiken-sei Kendoshin	Yes	2,900,000.00	610,000.00	2,900,000.00

Sub Total Amount Due	
Hammer Price	2,900,000.00
Buyer's Premium	610,000.00
Flat Financing Fee Due (to You)	(180,000.00)
Net Amount Due to Christie's	**3,330,000.00**

Payment Due to Christie's	
9-Feb-22	3,330,000.00

* All proceeds are pending the receipt of payment in full from purchasers.

Please note that this statement is provided to you as a courtesy and shall not be deemed an amendment to or modification of the agreement.